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                                                                      EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 28, 1994, included in this Form 10-K, into the Company's previously filed Registration Statement No. 33-56942 and Post-Effective Amendment No. 1-C to Registration Statement No. 33-33687 relating to the Automatic Dividend Reinvestment and Stock Purchase Plan of the Company, Post-Effective Amendment No. 2-B to Registration Statement No. 33-33687, relating to the Employee Common Stock Purchase Plan and Post-Effective Amendment No. One to Registration Statement No. 33-38557 relating to the Omnibus Long-Term Incentive Plan of the Company.









Louisville, Kentucky                                       Arthur Andersen & Co.
March 28, 1994






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